EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                      Contact: Thomas A. Sacco
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: sacco@hudsonsgrill.com

    Hudson's Grill Announces its First Franchisee in Michigan, the Resignation of its CFO, the Date of Its Annual Shareholder Meeting, a Proposal to Permit the Issuance Of Preferred Shares, the Payment of its Note Owed to Mr. Travis Bryant, an Extension Granted to Two Franchise Developers, and a Letter of Intent to Develop Various Parts of the State of Texas

    Friday, April 18, 1997


    Dallas, TX - Hudson's Grill of America, Inc., announced that on April 14, 1997, Mark Myers, of Jackson, Michigan, signed a franchise agreement with the Company on behalf of Hudson's Grill of Jackson, Inc., a Michigan corporation. Mr. Jackson is a principal of the new franchisee and will be building a Hudson's Grill to be opened sometime in the Fall 1997 in Jackson, Michigan. The new location will be near the Jackson Regional Airport. Mr. Myers is a local businessman in Jackson and a former Little Caesars franchisee. This is Company's first franchise in Michigan, and it will be the first unit based on the Company's new free standing building design. "Hudson's is very excited to have Mark as its newest franchisee, especially considering his background in the restaurant business," said Tom Sacco, Sr. V.P. of Hudson's. "Also, we are looking for great results from the new free standing building design Mark will be using."

    The Company also announced that its CFO resigned on March 5, 1997. D. Marion Wood, who had been the CFO since 1993, will remain as a director of the company until his term expires on May 27, 1997. The company also announced that its board of directors met and adopted several measures. It has recommended that the shareholders of the company approve and authorize the issuance of up to five million shares of preferred stock. The company hopes to use the preferred shares to purchase several restaurants as models to show prospective franchisees. Also the preferred stock may be used to raise capital for the company. In this respect, the company also announced that it was in the process of negotiating with a local brokerage company to assist it in the purchase of restaurants and in the raising of capital.

    The company also announced that its annual shareholders meeting will be held on May 27, 1997, for all shareholders of record as of April 18, 1997.

    Additionally, after modifying the Famous Bars, Grills and Cafes of America, Inc. ("Famous"), note held by the company, the
company used it to pay off its note to Mr. Travis Bryant.   The
amount of the Famous note and the amount owed to Mr. Bryant was $1,150,845 dollars. These notes were previously subject to being offset against each other. The company will expense $118,221 against general and administrative expenses for canceling a portion of the Famous note. In exchange for canceling a part of the Famous note, Famous granted the company an additional two percent royalty from four restaurants it has sold since 1995. The company has received more than $40,000 since this arrangement was accepted.

    Because of the progress being made by two franchise developers, Jackie's International, Inc., and Jotar, Inc., the company agreed to extend the time needed to comply with the franchise development agreements it has with the two developers. Each of the two developers has Hudson's Grill restaurants under contract. Each developer was granted an additional six months to their development schedule.

    The company also signed a letter of intent to execute an exclusive franchise development agreement with Mr. Travis Bryant, the originator of the Hudson's Grill concept, to build twenty Hudson's Grill restaurant franchises over the next ten years in Texas. Various parts of El Paso, Dallas/Fort Worth and Austin are excluded from the exclusive territory. "Hudson's Grills is very excited about Travis Bryant's decision to build Hudson's Grills in Texas," said Tom Sacco, Senior Vice President of the company. "As the originator of the Hudson's Grill concept, we know of no one better than Travis to be able to locate, build and operate Hudson's Grills. We look forward to his success here in Texas."


    Hudson's Grills are celebrating their 13th year of operation, and the Company is publicly traded over the counter under the NASDAQ symbol HDSG.